  EXHIBIT 4.13

PROMISSORY NOTE

$10,000.00	Dated: October 6, 2023

FOR VALUE RECEIVED, GivBux, Inc., a Nevada corporation, ("Borrower") hereby promises to pay to Step Well Advisory, Ltd. (the "Holder"), or its assigns, the principal amount of Ten Thousand dollars (US$10,000.00) with interest accrued at Seven percent (7%) per annum, all of such principal and interest being due and payable on October 6, 2024.

Payments of principal and interest shall be made in lawful money of the United States of America at the following address: Av. Dr. Soares No. 320, Fit Center, 5 Andar A, Macao, or at such other address as the initial Holder or any subsequent Holder of this Note may designate in writing, without requiring any presentation or surrender of this Note, except, when this Note is paid in full, it shall be promptly surrendered to Borrower for cancellation.

OTHER TERMS AND PROVISIONS:

1. EXPENSES. Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Holder of this Note, including the reasonable fees, charges and disbursement of legal counsel for such Holder, in connection with any amendment, waiver, supplement or modification to, or enforcement or protection of such Holder's rights under this Note.

2. NO WAIVER; RIGHTS AND REMEDIES CUMULATIVE. No failure or delay on the part of the Holder in exercising any right, power or privilege hereunder and no course of dealing between Borrower and the Holder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or hereunder or the exercise of any other right, power or privilege hereunder. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Holder of this Note would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other, or further, notice or demand in similar or other circumstances or constitute a waiver of the rights of the Holder to any other or further action in any circumstances without notice or demand.

3. GOVERNING LAW. This Note shall be construed in accordance with and governed by the laws of the State of Nevada (without regard to principles of conflicts of law).

4. WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note effective on the 6th day of October, 2023.

GIVBUX, INC.

/s/ Robert Thompson
Robert Thompson, President